Exhibit 21.1

SUBSIDIARY OF MetaOptics Ltd

Subsidiary	Place of Incorporation	Incorporation Time	Percentage Ownership
MetaOptics Technologies Pte. Ltd.	Singapore	June 15, 2021	100%
MetaOptics Inc. (USA)	Nevada	October 27, 2025	100%